Exhibit 99.1

Power REIT Creates Efficiencies of Scale with Tenant Expansion

Old Bethpage, New York, February 23, 2021 (GLOBE NEWSWIRE) Power REIT (NYSE-AMEX: PW and PW.PRA) (“Power REIT” or the “Trust”) today announced that it has entered into a lease amendment with The Grail Project LLC (“Grail Project”) to fund the expansion of its existing property leased to Grail Project by 6,256 square feet. Power REIT’s capital commitment related to the expansion is approximately $517,000 and the increase in annual straight-line rent is approximately $105,000. The property, which is strategically located in a part of southern Colorado that offers a very favorable business setting and climate for greenhouse cultivation, is owned through a wholly owned subsidiary of Power REIT.

Including the expansion announced today, Power REIT has committed to invest approximately $2.36 million for the construction of approximately 28,000 square feet of greenhouse and processing space for its tenant, Grail Project. The 20 year “triple-net” lease is structured to provide straight-line annual rent of approximately $455,000, which represents an unleveraged FFO yield of approximately 19.3% on Power REIT’s invested capital.

David Lesser, Power REIT’s Chairman and CEO, commented, “This transaction demonstrates an attractive element of our business plan whereby our existing portfolio has the potential for built in growth and we can deploy incremental capital at very attractive yields. As we facilitate the expansion of a property, we also help create efficiencies of scale for our tenants which should improve their competitiveness. We continue to deploy capital on a highly accretive basis and in a manner that supports our investment thesis of investing in sustainable greenhouse properties. We remain enthusiastic about expanding our greenhouse portfolio in Colorado, which should compete favorably with indoor cultivation facilities, while providing quality real estate for Gail Project to grow high quality cannabis at a competitive cost.”

Project Grail owner Andrew Duvall, commented “We are excited to expand the cultivation facility with the help of Power REIT. This expansion is a first step in our goal of rapid expansion and should help drive economies of scale and reduced production expense associated with greenhouse facilities compared to other indoor cultivation solutions.”

Statement on Sustainability

Power REIT owns real estate related to infrastructure assets including properties for Controlled Environment Agriculture (CEA Facilities), Renewable Energy and Transportation.

CEA Facilities, such as greenhouses, provide an extremely environmentally friendly solution, which consume approximately 70% less energy than indoor growing operations that do not benefit from “free” sunlight. CEA facilities use 90% less water than field grown plants, and all of Power REIT’s greenhouse properties operate without the use of pesticides and avoid agricultural runoff of fertilizers and pesticides. These facilities cultivate medical Cannabis, which has been recommended to help manage a myriad of medical symptoms, including seizures and spasms, multiple sclerosis, post-traumatic stress disorder, migraines, arthritis, Parkinson’s disease, and Alzheimer’s.

Renewable Energy assets are comprised of land and infrastructure associated with utility scale solar farms. These projects produce power without the use of fossil fuels thereby lowering carbon emissions. The solar farms produce approximately 50,000,000 kWh of electricity annually which is enough to power approximately 4,600 home on a carbon free basis.

Transportation assets are comprised of land associated with a railroad, an environmentally friendly mode of bulk transportation.

About Power REIT

Power REIT is a specialized real estate investment trust (REIT) that owns sustainable real estate related to infrastructure assets including properties for Controlled Environment Agriculture, Renewable Energy and Transportation. Power REIT is actively seeking to expand its real estate portfolio related to Controlled Environment Agriculture for the cultivation of food and cannabis. Power REIT is focuses on the “Triple Bottom Line” with a commitment to Profit, Planet and People… Additional information about Power REIT can be found on its website: www.pwreit.com

Additional information about Power REIT can be found on its website: www.pwreit.com

Cautionary Statement about Forward-Looking Statements

This document includes forward-looking statements within the meaning of the U.S. securities laws. Forward-looking statements are those that predict or describe future events or trends and that do not relate solely to historical matters. You can generally identify forward-looking statements as statements containing the words “believe,” “expect,” “will,” “anticipate,” “intend,” “estimate,” “project,” “plan,” “assume”, “seek” or other similar expressions, or negatives of those expressions, although not all forward-looking statements contain these identifying words. All statements contained in this document regarding our future strategy, future operations, future prospects, the future of our industries and results that might be obtained by pursuing management’s current or future plans and objectives are forward-looking statements. You should not place undue reliance on any forward-looking statements because the matters they describe are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond our control. Our forward-looking statements are based on the information currently available to us and speak only as of the date of the filing of this document. Over time, our actual results, performance, financial condition or achievements may differ from the anticipated results, performance, financial condition or achievements that are expressed or implied by our forward-looking statements, and such differences may be significant and materially adverse to our security holders.

CONTACT:

David H. Lesser, Chairman & CEO	Mary Jensen, Investor Relations
dlesser@pwreit.com	mary@irrealized.com
212-750-0371	310-526-1707

301 Winding Road Old Bethpage, NY 11804
www.pwreit.com